Exhibit 10.8

11/16/2015

Jack Dorsey

c/o Square, Inc.

1455 Market Street, Suite 600

San Francisco, CA 94103

Re: Confirmatory Employment Letter

Dear Jack:

As discussed, you and Square, Inc., a Delaware corporation (the “Company”) have agreed to the terms of this letter agreement (the “Agreement”) to confirm the current terms and conditions of your employment. This Agreement is effective as of the date you sign this letter, as indicated below.

1.	Position. Your position will continue to be Chief Executive Officer, and you will continue to report to the Company’s Board of Directors, with responsibilities as defined in the job description previously provided to you or as otherwise reasonably assigned to you by your supervisor. During your employment with the Company, you will perform your duties faithfully and to the best of your ability and will devote your full business efforts and time to the Company, other than with respect to your work with Twitter, Inc. in accordance with guidelines that may be developed by the Company’s Board of Directors from time to time.

2.	Compensation.

a.	Base Salary: Your current base salary is $6,000.00 annually, payable on the Company’s regular payroll dates and subject to the usual, required withholdings and deductions. Your base salary will be subject to review and adjustments will be made based upon the Company’s normal performance review practices.

b.	Benefits: You will continue to be eligible to participate in all of the Company benefit plans as available, including group health insurance and paid time off, based on policies in effect during your employment. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

3.	Severance. You will be eligible to enter into a Change of Control and Severance Agreement (the “Severance Agreement”) applicable to you based on your senior position within the Company. The Severance Agreement will specify the severance payments and benefits you would be entitled to in connection with a change of control transaction and certain terminations of employment. These protections will supersede all other severance or other benefits you would otherwise be entitled to under any plan, program or policy that the Company may have in effect from time to time.

4.	Employment Relationship. Your employment with the Company continues to be for no specific period of time and is “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, without prior notice and with or without cause. Any contrary representations which may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Further, your participation in any equity-based or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Company’s Chief Financial Officer.

5.	Other Agreements. As an employee of the Company, you will continue to have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, your acceptance of this letter confirms that the terms of the Company’s Confidential Information and Invention Assignment Agreement (the “Confidentiality Agreement”) and other compliance agreements that you executed when you joined the Company.

6.	Outside Activities. While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the written consent of the Company. In addition, while you render services to the Company, you will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.

7.	Arbitration. You and the Company shall submit to mandatory and exclusive binding arbitration of any controversy or claim arising out of, or relating to, this Agreement or any breach hereof, provided, however, that the parties retain their right to, and shall not be prohibited, limited or in any other way restricted from, seeking or obtaining equitable relief from a court having jurisdiction over the parties. Such arbitration shall be governed by the Federal Arbitration Act and conducted through the American Arbitration Association in the State of California, San Francisco County, before a single neutral arbitrator, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association in effect at that time. The parties may conduct only essential discovery prior to the hearing, as defined by the AAA arbitrator. The arbitrator shall issue a written decision that contains the essential findings and conclusions on which the decision is based. You shall bear only those costs of arbitration you would otherwise bear had you brought a claim covered by this Agreement in court. Judgment upon the determination or award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

8.	Entire Agreement. This Agreement, along with the Confidentiality Agreement and Severance Agreement, constitute the entire agreement between you and the Company regarding the subject matters discussed herein, and they supersede all prior negotiations, representations or agreements between you and the Company. This Agreement may only be modified by a written agreement signed by you and the Company’s Chief Financial Officer.

If you wish to accept the terms of this Agreement, please sign and date in the space indicated below and return it to me.

Very truly yours,

Square, Inc.		Accepted and agreed:

By:	/s/ Aditya K. Roy	/s/ Jack Dorsey
	Aditya K. Roy	Jack Dorsey
People Lead